Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 25, 2008, relating to the consolidated financial statements and financial statement schedules of Alexander’s, Inc. and subsidiaries, and to management's report on the effectiveness of internal control over financial reporting, appearing  in the Annual Report on Form 10-K of Alexander’s, Inc. for the year ended December 31, 2007, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/S/ Deloitte & Touche LLP

Parsippany, New Jersey
November 26, 2008